UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2006

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed in periodic reports filed with the Securities and Exchange Commission by AMERIGROUP Corporation (the "Company"), the Company and AMERIGROUP Illinois, Inc., the Company's Illinois subsidiary ("AMERIGROUP Illinois"), are defendants in qui tam litigation tried in U.S. District Court for the Northern District of Illinois. On October 30, 2006, the jury returned a verdict in favor of the plaintiffs assessing damages against the Company and AMERIGROUP Illinois in the amount of $48 million, which, under federal law will be trebled to $144 million. The jury also found that there were 18,130 false claims. Under the Federal False Claims Act, false claims carry a penalty of between $5,500 and $11,000 per claim. Under the Illinois Whistleblower and Reward and Protection Act, false claims carry a penalty of between $5,000 and $10,000 per claim. The Company will appeal this verdict and will ask the court to stay the execution of any judgment pending the outcome of its appeal.

The suit, which was unsealed in June 2003, alleged that between 2000 and 2003 AMERIGROUP Illinois inappropriately worked to avoid or discourage the enrollment of pregnant women who would become effective in the third trimester of their pregnancy. A seven-member jury found in favor of a former employee of the Company who brought the lawsuit, the State of Illinois and the U.S. Department of Justice, both of which joined in the suit two years later.

In some circumstances, the federal government may decide to exclude a company from future contracts as a result of civil verdicts. The Company intends to immediately work to assure the government that exclusion is not warranted because the circumstances in the allegation were unique to Illinois and the Company has adequate controls to ensure prompt detection and reporting of any potential improper activities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

November 1, 2006	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary